EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-119905 and 333-148766) of our report dated April 14, 2008 relating to our audit of the financial statements of Solomon Technologies, Inc., as of December 31, 2007 and for the year then ended, which report included an explanatory paragraph relating to the Company's ability to continue as a going concern included, in the Company’s 2007 annual report on Form 10-KSB.

/s/ EISNER LLP

New York, New York
April 14, 2008